Exhibit 11.1


STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


The per share computation are based on the weighted average number of common shares outstanding during the periods.

                                  Three Months          Nine Months
                                  Ended June 30,       Ended June 30,
                               ------------------   ------------------
                                 1997       1996      1997       1996
                               -------    -------   -------    -------
Shares outstanding at            9,691      9,696     9,696      9,596
 beginning of period

Issuance of common stock          --         --        --          100

Repurchase and retirement of
common stock                       (21)      --         (26)      --
                               -------    -------   -------    -------

Shares outstanding at end of
period                           9,670      9,696     9,670      9,696
                               =======    =======   =======    =======

Weighted average shares
outstanding                      9,676      9,696     9,688      9,663
                               =======    =======   =======    =======

Net earnings                   $    36    $ 1,163   $ 9,317    $ 7,877
                               =======    =======   =======    =======

Earnings per common share      $  0.00    $  0.12   $  0.96    $  0.82
                               =======    =======   =======    =======